 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-291520
SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED JANUARY 23, 2026
(To prospectus supplement dated January 23, 2026 and prospectus dated December 8, 2025)
Coherus Oncology, Inc.
This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus supplement dated January 23, 2026 (the “January 2026 Prospectus Supplement”) and base prospectus dated December 8, 2025 (together with the January 2026 Prospectus Supplement, the “January 2026 Prospectus”) of Coherus Oncology, Inc. (“we,” “us” and “our”). This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the January 2026 Prospectus, except to the extent that the information herein amends or supersedes the information contained therein.
On November 8, 2022 we entered into a sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (the “Agent”), as amended on May 15, 2023 and September 11, 2023, which was assigned to TD Securities (USA) LLC. In accordance with the terms of the Sales Agreement, we could offer and sell shares of our common stock having an aggregate offering price of up to $92,500,000 at any time and from time to time through or to the Agent, acting as sales agent or principal, in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “ATM Program”). We previously filed the January 2026 Prospectus to register the offer and sale of up to $64,880,054 of shares of our common stock, from time to time under the terms of the Sales Agreement. On August 17, 2026, we notified the Agent we were terminating the Sales Agreement in accordance with its terms because we are entering into a new sales agreement with a different agent.
The purpose of this Supplement No. 1 is to terminate our continuous offering under the January 2026 Prospectus and the Sales Agreement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement No. 1 or the January 2026 Prospectus. Any representation to the contrary is a criminal offense.
August 28, 2026